SHAREHOLDER RESPONSE SUMMARY REPORT
                   December 04, 2009
       ADVANTAGE ADVISERS MULTI-SECTOR FUND I
          Advantage Advisers Multi-Sector Fund I

                             % of Outstanding            % of Shares
              No. of Shares       Shares                   Present
                       --------------    ----------------
------------
 1.      To approve the liquidation and dissolution of Advantage
         Advisers Multi-Sector Fund I pursuant to a Plan of
         Liquidation and Dissolution.

 Affirmative  256,193.0000        50.410%              96.150%
 Against        7,841.0000         1.543%               2.943%
 Abstain        2,418.0000          .476%                .907%
 Brk Non-Vote        .0000          .000%                .000%

 TOTAL        266,452.0000        52.429%              100.000%

 2. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.


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                    SHAREHOLDER RESPONSE SUMMARY REPORT
                             December 04, 2009
                   ADVANTAGE ADVISERS MULTI-SECTOR FUND I
                   Advantage Advisers Multi-Sector Fund I

                                 % of Outstanding         % of Shares
                  No. of Shares       Shares                Present
                       --------------    ----------------
------------

 ** FUND TOTALS:      SHARES

 RECORD TOTAL    508,210.2210

 VOTED SHARES    266,452.0000

 PERCENT PRESENT      52.429%